                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                             TRICORD SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
[TRICORD LOGO OMITTED]

TRICORD SYSTEMS, INC.



April 6, 2001

Dear Stockholder:

The date for this year's Annual Meeting is Thursday, May 10, 2001. It will be held at The Reserve Meeting & Event Center, 3155 Empire Lane, Plymouth, Minnesota, beginning at 10:00 a.m. CDT.

The Annual Meeting is an opportunity for you to meet the management of your Company. I look forward to seeing you.

IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOU CAN ATTEND OR NOT, AND I URGE YOU TO SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

                                   Sincerely,


                                   /s/ Joan M. Wrabetz

                                   Joan M. Wrabetz
                                   President and Chief Executive Officer

                             [TRICORD LOGO OMITTED]

                              TRICORD SYSTEMS, INC.
                       2905 Northwest Boulevard, Suite 20
                            Plymouth, Minnesota 55441


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 2001

To the Stockholders of Tricord Systems, Inc.:

The Annual Meeting of the Stockholders of Tricord Systems, Inc. will be held on Thursday, May 10, 2001, at 10:00 a.m. CDT, at The Reserve Meeting & Event Center, 3155 Empire Lane, Plymouth, Minnesota, for the following purposes:

(1)      To elect three directors for terms of three years.

(2) To consider and act upon a proposal to approve an amendment to the Company's 1998 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 3,000,000 shares to a total of 11,000,000 shares (plus any shares reserved, but not issued, under the Company's 1995 Stock Incentive Plan).

(3) To consider and act upon a proposal to approve an amendment to the Company's 1994 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 250,000 shares to a total of 500,000 shares.

(4) To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 29, 2001 will be entitled to vote at the meeting or any adjournments.

                                       By Order of the Board of Directors,


                                       /s/ Steven E. Opdahl

                                       Steven E. Opdahl
                                       Secretary

April 6, 2001

                             [TRICORD LOGO OMITTED]

                              TRICORD SYSTEMS, INC.
                       2905 Northwest Boulevard, Suite 20
                            Plymouth, Minnesota 55441


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 2001

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Tricord Systems, Inc. (the "Company") of proxies in the accompanying form from holders of shares of Common Stock to be voted at the Annual Meeting of Stockholders to be held on May 10, 2001, at 10:00 a.m. CDT, at The Reserve Meeting and Event Center, 3155 Empire Lane, Plymouth, Minnesota (the "Annual Meeting").

This Proxy Statement and the enclosed form of proxy will be mailed to each stockholder on or about April 6, 2001 together with the Annual Report to Stockholders of the Company for the year ended December 31, 2000.

Only stockholders of record as of the close of business on March 29, 2001 will be entitled to vote at the Annual Meeting or any adjournments. On that date, the Company had 24,368,963 shares of Common Stock outstanding. Each share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (12,184,482 shares) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the card reflects votes withheld from director nominees or abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

Because the director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors, votes that are withheld from the election of director nominees will be excluded entirely from the vote and will have no effect. The other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that proposal. Shares voted as abstaining on any of these proposals will be treated as shares present and entitled to vote that were not cast in favor of the proposals, and thus will be counted as votes against the particular proposal. Shares represented by a proxy card that includes any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

A proxy card is enclosed for your use. You are solicited on behalf of the Board to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegram or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

Any stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.


                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of March 29, 2001, regarding the beneficial ownership of Common Stock of the Company, its only class of voting securities, by each person known by the Company to own more than 5% of such outstanding shares, each director, each of the executive officers named in the summary compensation table, and the current directors and executive officers of the Company as a group (consisting of twelve persons). Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. Shares subject to options exercisable within 60 days are treated as outstanding only when determining the amount and percentage owned by such individual or entity. The percent of class is based on 24,368,963 shares of Common stock outstanding as of March 29, 2001.

                                                                        NUMBER OF          PERCENT OF
NAME                                                                      SHARES              CLASS
----                                                                      ------              -----
RGC International Investors, LDC                                            2,677,610(1)         9.9%(1)
Joseph R. Canion                                                            3,341,000(2)           12.9%
Oppenheimer Funds, Inc.                                                     1,875,000(3)            7.7%
Berger LLC                                                                  1,298,510(4)            5.3%
Yuval Almog                                                                   171,487(5)               *
Tom R. Dillon                                                                  82,534(6)               *
Donald L. Lucas                                                               340,057(7)            1.4%
Fred G. Moore                                                                  75,630(8)               *
John J. Mitcham                                                             1,479,060(9)            6.0%
Dennis J. Cindrich                                                            50,104(10)               *
Gregory A. Dahl                                                               72,916(11)               *
Alexander H. Frey                                                            704,284(12)            2.8%
Charles E. Pearsall                                                          379,085(13)            1.5%
Joan M. Wrabetz                                                              345,832(14)            1.4%
All current directors and executive officers as a group
   (12 persons)                                                            3,700,989(15)           14.2%
-----------
 * Less than 1%.

(1) The beneficial ownership reported herein represents 9.9% of the outstanding common stock on March 29, 2001, and consists of 2,677,610 shares of common stock that are currently issuable on March 29, 2001
         (i) upon conversion of 25,000 shares of Series E Convertible Preferred Stock; (ii) upon exercise of the Series E-1 Common Stock Purchase Warrant to purchase up to 986,842 shares of common stock; and (iii) upon exercise of the Series E-2 Common Stock Purchase Warrant to purchase up to 986,842 shares of common stock. The Series E Preferred Stock is convertible into common stock until February 27, 2004. The Series E-1 Warrants expire on August 27, 2002 and the Series E-2 Warrants expire on February 27, 2003.

         The terms of the Series E Preferred Stock, the E-1 Warrants and the E-2 Warrants (collectively, the "Securities") provide that the Securities are convertible or exercisable on any given date only to the extent that the number of shares of common stock then issuable upon the conversion or exercise of the Securities, together with any other shares of common stock beneficially owned by RGC International Investors or any of their affiliates (excluding for this purpose shares of common stock which may be deemed beneficially owned through the ownership of the unconverted or unexercised Securities) would not exceed 9.9% of the common stock then issued and outstanding. Accordingly, RGC International Investors' ability to fully convert or exercise the Securities may be limited by the terms of the Securities. Without this limitation, RGC International Investors would be deemed to beneficially own 4,615,537 shares of common stock as of March 29, 2001. The address of RGC International Investors, LDC is c/o Rose Glen Capital Management, L.P., 3 Bala Plaza East, Suite 501, 251 St. Asaphs Road, Bala Cynwyd, PA 19004.

(2) Includes warrants issued December 15, 1998 to purchase 1,600,000 shares at $3.50 per share, expiring December 15, 2003. Mr. Canion's address is 5 Post Oak Park, Suite 1655, Houston, TX 77027.

(3) The address of Oppenheimer Funds, Inc. is 6803 South Tucson Way, Englewood, CO 80112.

(4) Number of shares from Form 13F for the period ended December 31, 2000 as filed February 15, 2001. The address of Berger LLC is 210 University Blvd., Suite 900, Denver, CO 80206.

(5) Includes options to purchase 20,000 shares that are exercisable on or before May 30, 2001.

(6) Includes options to purchase 45,000 shares that are exercisable on or before May 30, 2001.

(7) Includes 35,057 shares held by the Donald L. Lucas & Lygia S. Lucas Trust DTD 12-3-84 and 227,500 shares held by the Donald L. Lucas Profit Sharing Trust DTD 1-1-84. Also includes options to purchase 40,000 shares that are exercisable on or before May 30, 2001. Also includes warrants issued December 15, 1998 to purchase 37,500 shares at $3.50 per share, expiring December 15, 2003.

(8) Includes options to purchase 42,916 shares that are exercisable on or before May 30, 2001.

(9) Includes options to purchase 347,619 shares that are exercisable on or before May 30, 2001.

(10) Includes options to purchase 50,104 shares that are exercisable on or before May 30, 2001.

(11) Includes options to purchase 72,916 shares that are exercisable on or before May 30, 2001.

(12) Includes options to purchase 485,845 shares that are exercisable on or before May 30, 2001.

(13) Includes options to purchase 266,541 shares that are exercisable on or before May 30, 2001.

(14) Includes options to purchase 345,832 shares that are exercisable on or before May 30, 2001.

(15) Includes options to purchase 1,716,773 shares that are exercisable on or before May 30, 2001 and 37,500 shares of Common Stock issuable upon the exercise of outstanding warrants.


                              ELECTION OF DIRECTORS

NOMINATION

The Company's Certificate of Incorporation, as amended, provides that the Board shall consist of between one and nine members, as determined from time to time by the Board, divided into three classes in as nearly equal number as possible. The term of each class of directors is three years, and the term of one class expires each year in rotation. The terms of the directors in Class B expire with this Annual Meeting.

The Board has nominated Yuval Almog and Joan M. Wrabetz, the current Class B directors, for election as directors in Class B to serve a three-year term expiring at the 2004 Annual Meeting of Stockholders, or until each of their respective successors are elected and qualified. Mr. Almog and Ms. Wrabetz each have consented to serve for the new term, if elected. The Board has also nominated Mr. Louis C. Cole for election as a director in Class B to serve a three-year term expiring at the 2004 Annual Meeting of Stockholders, or until his respective successor is elected and qualified. Mr. Cole was initially elected as a director of the Company on April 5, 2001 by the Board to fill a vacancy that was created when the Board voted to expand the number of directors from six to seven. Mr. Cole has consented to serve for the new term, if elected.

NOMINEES AND CONTINUING DIRECTORS

The nominees for election as directors and the continuing directors, their ages (as of March 31, 2001), the year in which each first became a director and their principal occupations or employment are as follows:

                                                                                               YEAR FIRST
NAMES OF NOMINEES AND                           PRINCIPAL OCCUPATION                 AGE     BECAME DIRECTOR
---------------------                           --------------------                 ---     ---------------
DIRECTORS
---------
Nominees for three-year term expiring in 2004:

Yuval Almog                      Chairman and President of CORAL Group, Inc., a      51            1987
                                 venture capital management company
Joan M. Wrabetz                  President and Chief Executive Officer of the        41            2000
                                 Company
Louis C. Cole                    Former Chairman of Legato Systems, Inc.             57            2001


Directors not standing for election this year whose terms expire in 2003:

Donald L. Lucas                  Private Investor                                    71            1992
Fred G. Moore                    President of Horison, Inc.                          53            1998

Director not standing for election this year whose term expires in 2002:

Tom R. Dillon                    Vice President of Operations of Netflix.com  Inc.   57            1998

John J. Mitcham                  Former Chairman and Chief Executive Officer of      60            1995
                                 the Company

Except as indicated below, during the past five years, there has been no change in the principal occupations or employment of the nominees for election as a director or of the continuing directors.

Ms. Wrabetz joined the Company in March 2000 as President and Chief Operating Officer and became Chief Executive Officer in November 2000. From March 1998 to January 2000, Ms. Wrabetz was Vice President and General Manager for SAN operations at Storage Technology Corporation. From December 1995 to February 1998, Ms. Wrabetz served in various executive positions with the Company, the last being Vice President and Chief Technical Officer.

Mr. Cole is former Chairman of the Board of Legato Systems, Inc. Mr. Cole served solely as Chairman of the Board of Legato Systems, Inc. from October 2000 through March 2001. From July 1989 to

October 2000, Mr. Cole served as President, Chief Executive Officer and Chairman of Legato Systems.

Mr. Moore is President of Horison, Inc., an information strategies firm he founded in March 1998. From 1976 to February 1998, Mr. Moore was employed at Storage Technology Corporation, most recently as Corporate Vice President, Strategic Marketing.

Mr. Dillon joined NetFlix.com Inc. in April 1999 as its Vice President of Operations. From January 1998 to March 1999, Mr. Dillon was Vice President and Chief Information Officer at Candescent Technologies Corporation. From 1987 to December 1997, Mr. Dillon was employed by Seagate Technology, Inc. in various management positions, the last being Vice President and Chief Information Officer.

Mr. Mitcham has been an advisor to the Company since November 2000. Mr. Mitcham was Chairman of the Company from October 1998 and Co-Chief Executive Officer of the Company from May 1999 until November 2000. From May 1995 to April 1999, Mr. Mitcham was President and Chief Executive Officer of the Company.

The following Board members also serve as directors of the designated public companies: Mr. Almog - ebix.com, Inc. and vi(z)rt; Mr. Cole - Genetic Health, Inc., Rogue Wave Software, Storage ASP, and Smart Storage, Inc.; Mr. Lucas - Cadence Design Systems, Inc., Macromedia, Inc., Oracle Corporation, Preview Systems, Inc. and Transcend Services, Inc.; and Mr. Mitcham - Reptron Electronics, Inc.

COMMITTEES AND ATTENDANCE

The business and affairs of the Company are managed by the Board which met on eight occasions and took action by written consent thirteen times during 2000. Each director attended at least 75% of meetings of the Board during 2000, except for Joan Wrabetz, who became a director on October 20, 2000, and Mr. Cole, who became a director on April 5, 2001. Ms. Wrabetz attended each meeting of the Board after she became a director.

The Board maintains standing committees of the Board including the Finance and Audit Committee and the Compensation Committee. In March 2001, a Nominating Committee of the Board was formed with Mr. Almog, Ms. Wrabetz and Mr. Mitcham appointed as members of the committee.

The Finance and Audit Committee performs principally the following functions: reviews the Company's current and long-range financial position, financial policies and performance objectives; makes recommendations to the Board on allocation of capital and banking relationships; evaluates retirement plan investment management and fund performance; reviews the Company's business insurance policies; recommends to the Board the engagement of the Company's independent auditors; reviews with the independent auditors the plan and results of the auditing engagement; reviews the adequacy of the internal accounting controls; and reviews the range of audit and non-audit professional service fees, approves such services and considers the independence of the Company's independent auditors. The members of the Finance and Audit Committee are Messrs. Almog, Dillon and Lucas. Mr. Lucas is Chairman of the Finance and Audit Committee. Mr. Almog was appointed to the Finance and Audit Committee in April 2000. The Committee met four times during 2000 and each director attended at least 75% of the required meetings of the Committee.

The Compensation Committee reviews and recommends for approval to the Board the remuneration arrangements for the Company's executive officers and the adoption of compensation and option plans in which these persons and other key employees of the Company may participate. The Compensation Committee also serves as the disinterested committee administering the Company's various stock option plans. The members of the Compensation Committee are Messrs. Almog and Lucas. Mr. Almog is Chairman of the Compensation Committee. The Compensation Committee met once and took action by written consent twelve times during 2000 and both Mr. Almog and Mr. Lucas attended 100% of the meetings.

DIRECTOR COMPENSATION

Non-employee directors receive an annual retainer of $10,000 plus $1,500 for each Board meeting and committee meeting (if on a date other than a Board meeting) attended and are reimbursed for travel and lodging expenses in connection with attendance at Board and committee meetings. The 1998 Non-Employee Director Stock Plan (the "1998 Director Plan") provides that, in the discretion of the Board, payment of the directors' annual cash retainer and meeting fees may be made in the form of Company Common Stock. During 2000, the non-employee directors received cash reimbursement for expenses in the following amounts: Mr. Almog ($1,832); Mr. Dillon ($7,285); Mr. Lucas ($0); and Mr. Moore ($551).

Non-employee directors are entitled to participate in the 1998 Director Plan. The 1998 Director Plan provides for automatic grants of non-qualified options to the Company's non-employee directors. Currently, 800,000 shares are reserved for issuance under the 1998 Director Plan. In accordance with the terms of the 1998 Director Plan, new non-employee directors of the Company who are first elected or appointed to the Board to fill new directorships or vacancies will automatically be granted, on a one-time basis on the date of their election or appointment, non-qualified options to purchase 25,000 shares of Common Stock, at an exercise price equal to the closing market price of the Common Stock on the date of grant. The 1998 Director Plan further provides that, on January 5 of each year, each non-employee director will automatically be granted additional options to purchase 10,000 shares, with an exercise price equal to the closing market price on the date of grant. On November 2, 2000, the Board approved an increase to 20,000 shares automatically granted on January 5 of each year beginning January 5, 2001. The one-time option grants become exercisable each month on a cumulative basis with respect to 2.78% of the total shares covered by each such option, commencing one month after the date of grant and terminating five years after the date of grant. Each annual option grant becomes exercisable in full six months after its date of grant and terminates five years after its date of grant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Composed entirely of outside directors, the Compensation Committee of the Board is responsible for reviewing and approving remuneration arrangements for the Company's executive officers and the administration of compensation and stock option plans in which these individuals and other key employees participate. In addition, the committee reviews and provides direction for the development of future leadership to meet the long-term organizational and growth objective requirements of the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to pay for individual and Company results. The objectives of the Company's executive compensation program are to:

    - reward the achievement of desired Company and individual performance goals;

    - provide compensation that is competitive with other companies of comparable size and complexity that will enable the Company to attract and retain key executive talent; and

    - align the interests of the Company's executives to stockholder return through long-term opportunities for stock ownership.

In determining the compensation of the Company's executive officers, the Compensation Committee considers a number of factors, including Company performance, both separately and in relation to other companies competing in the Company's markets, the individual performance of each executive officer, comparative compensation surveys concerning compensation levels and stock grants at other companies, historical compensation levels and stock awards at the Company and the overall competitive environment for executives and the level of compensation necessary to attract and retain key executive talent.

The Company's executive compensation program is comprised of base salary, annual incentive opportunities in the form of cash bonuses and long-term incentive opportunities in the form of stock options. The Compensation Committee uses its discretion to establish executive compensation at levels which, in its judgment, are warranted by external and internal factors, as well as an executive's individual circumstances. As a result, actual compensation levels may be greater or less than the compensation levels at the companies used in the comparative analysis based upon annual and long-term Company performance as well as individual performance.

BASE SALARY. The Compensation Committee regularly reviews each executive's base salary. Base salaries are determined by taking into account an executive's level of responsibility, prior experience and competitive market data. Ms. Wrabetz, upon promotion to the position of Chief Executive Officer, was granted an increase in annual base salary for 2001 from $200,000 to $250,000. No other executive officer of the Company was granted a base salary increase for 2001.

The compensation of Ms. Wrabetz, the Company's President and Chief Executive Officer, is determined by the Compensation Committee annually. Each year the Compensation Committee conducts a performance and salary review of Ms. Wrabetz's base salary to determine whether it should be increased.

ANNUAL CASH BONUSES. The philosophy of the Company is to provide executives with direct financial incentives in the form of annual cash bonuses to achieve Company, business unit and individual performance goals. The Compensation Committee does not have a fixed formula or criteria for determining annual cash bonuses. Instead, the Compensation Committee, in its discretion, establishes bonuses based upon the extent to which the Company has achieved its annual business plan and the individual executive has achieved their goals. Annual cash bonuses were awarded to executive officers for 2000 ranging between $10,000 and $40,000, including an annual cash bonus of $40,000 awarded to Joan Wrabetz, the Company's Chief Executive Officer.

LONG-TERM INCENTIVES. The 1998 Stock Incentive Plan (the "1998 Plan") is a broad "omnibus" plan that provides the Compensation Committee with significant flexibility to award key executives stock options, restricted stock awards, stock appreciation rights, performance units and stock bonuses. To date, long-term incentives have been provided primarily in the form of stock options, which are granted with an exercise price equal to the fair market value of the Common Stock at the date of grant and become exercisable proportionately over a period of time. Grants of all awards under the 1998 Plan are made by the Compensation Committee in its discretion based upon an executive's contribution toward Company performance and expected contribution toward meeting the Company's long-term strategic goals. Because the value to an executive of the various stock awards depends on increases in the market price of the Common Stock, the Compensation Committee believes that this form of compensation aligns an executive's compensation more closely with increases in stockholder value.

During 2000, the Compensation Committee made grants to its named executive officers as set forth under the heading "Executive Compensation - Options."

TAX LAW CHANGES. The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) generally precludes the Company and other public companies from taking a tax deduction for compensation over $1 million which is not "performance-based" and is paid, or otherwise taxable, to executives named in the Summary Compensation Table and employed by the Company at the end of the applicable tax year. The Company does not believe that any named executive is likely to earn over $1 million in 2001. Therefore, the Company does not have a policy at this time regarding qualifying the compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels approach $1 million.

                                       Compensation Committee,


                                       Yuval Almog, Chairman
                                       Donald L. Lucas

                     PROPOSAL TO APPROVE A CERTAIN AMENDMENT
                        TO THE 1998 STOCK INCENTIVE PLAN

PROPOSED AMENDMENT

In March 2001, the Board approved, subject to stockholder approval, a certain amendment to its 1998 Stock Incentive Plan (the "1998 Plan"), and directed that this amendment be submitted to the Company's stockholders for their approval. The 1998 Plan was originally approved by the stockholders on May 15, 1998 and certain amendments were approved by the stockholders on March 17, 1999 and May 18, 2000.

The change to the 1998 Plan to be made by the proposed amendment is a 3,000,000 share increase in the number of shares of Common Stock that may be issued under the 1998 Plan to 11,000,000 shares (plus any shares reserved for issuance, but not issued, under the Company's 1995 Stock Incentive Plan).

PURPOSE OF THE PROPOSED AMENDMENT

The Company believes that providing stock option grants and other incentive awards under the 1998 Plan is an important element in the overall success of the Company. In general, the Board believes that equity-based incentives align the interests of the Company's management and employees with those of the Company's stockholders. In addition, providing stock option grants and other incentive awards under the 1998 Plan is an important strategy for attracting and retaining the type of high-quality executives, employees and advisors the Board believes necessary for the Company to achieve its goals. Given the intense competition for such personnel, the Board believes that its ability to offer competitive compensation packages, including those with equity-based incentive components, is particularly important in attracting and retaining qualified candidates. The Board also believes that it will be necessary for the Company to offer significant equity incentives to these types of individuals and that, as the Company continues to grow, it will therefore be necessary to increase significantly the number of shares available for issuance under the Company's stock-based compensation plans.

SUMMARY OF THE 1998 PLAN

A general description of the basic features of the 1998 Plan is outlined below. Unless otherwise indicated, the following summary of the principal provisions of the 1998 Plan assumes the approval of the foregoing proposed amendment to the 1998 Plan. This summary is qualified in its entirety by reference to the full text of the 1998 Plan, as amended, a copy of which may be obtained from the Company at the address set forth at the beginning of this Proxy Statement.

The 1998 Plan provides for the grant to participating eligible recipients of the Company of stock options ("Options"), including both incentive stock options ("Incentive Options") and non-statutory stock options ("Non-Statutory Options"), Restricted Stock Awards, Performance Units, Stock Bonuses and Stock Appreciation Rights. Options, Restricted Stock Awards, Performance Units, Stock Bonuses and Stock Appreciation Rights are collectively referred to as "Incentive Awards."

ADMINISTRATION. The 1998 Plan may be administered by the Board or by a committee consisting of not less than two members of the Board (the Board or any such committee is referred to as the "Committee"). The 1998 Plan vests broad powers in the Committee to administer and interpret the 1998 Plan, including the authority to select the participants that will be granted Incentive Awards under the 1998 Plan, to determine the nature, extent, timing, exercise price, vesting and duration of Incentive Awards and to prescribe all other terms and conditions of Incentive Awards that are consistent with the 1998 Plan. The Committee may modify the terms of an outstanding Incentive Award in any manner (with the consent of the affected participant for most modifications) as long as the modified terms are permitted by the 1998 Plan as then in effect.

SHARES TO BE AWARDED. Prior to the proposed amendment of the 1998 Plan described in this Proxy Statement, there were authorized for issuance under the 1998 Plan 8,000,000 shares of Common Stock, plus any shares of Common Stock that are not issued under the Company's 1995 Stock Incentive Plan. The amendment to the 1998 Plan proposed hereby would increase the number of shares authorized under the 1998 Plan from 8,000,000 to 11,000,000 shares. As of March 29, 2001, 717,265 shares of Common Stock had been issued upon the exercise of options granted under the 1998 Plan and 363,727 shares had been issued under the 1998 Plan through grants of restricted Stock and other awards made under the 1998 Plan. In addition, options to purchase 7,488,167 shares of Common Stock at a weighted average exercise price of $8.18 were outstanding and 236,768 shares remained available under the 1998 Plan. Assuming approval of an increase of 3,000,000 shares to the 1998 Plan, 3,236,768 shares would be available for future grant.

No participant in the 1998 Plan may be granted, under the 1998 Plan, any Options or Stock Appreciation Rights or any other Incentive Awards with a value based solely on an increase in the value of the Common Stock after the date of grant, relating to more than 500,000 shares of Common Stock in the aggregate in any fiscal year of the Company.

Any shares of Common Stock that are subject to an Incentive Award that expires or is terminated and any shares of Common Stock that are subject to an Incentive Award that is settled or paid in cash or any form other than shares of Common Stock will again become available for issuance under the 1998 Plan. Any shares of Common Stock that constitute the forfeited portion of a Restricted Stock Award, however, will not become available for further issuance under the 1998 Plan. In the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the 1998 Plan and under outstanding Incentive Awards and to the exercise price of outstanding Options.

PARTICIPANTS. All employees (including officers and directors who are also employees) and all non-employee consultants and independent contractors of the Company are eligible to participate in the 1998 Plan. On March 29, 2001, there were approximately 115 full-time employees of the Company eligible to be granted Incentive Awards under the 1998 Plan.

OPTIONS. Incentive Options and Non-Statutory Options must be granted with an exercise price equal to at least the fair market value of the Common Stock on the date of grant. On March 29, 2001, the closing price per share of the Common Stock as reported on the Nasdaq SmallCap Market System was $5.94. Options will become exercisable at such times and in such installments as may be determined by the Committee, provided that Options may not become exercisable prior to six months from their date of grant and may not be exercisable after 10 years from their date of grant.

The exercise price of options must be paid in cash, except that the Committee may allow payment to be made (in whole or in part) by delivery of a "broker exercise notice" (pursuant to which the broker or dealer is instructed to sell enough shares or loan the optionee enough money to pay the exercise price and to remit such sums to the Company), a promissory note or by transfer of shares of Common Stock (either previously owned by the participant or to be acquired upon Option exercise). The aggregate fair market value of shares of Common Stock with respect to which incentive stock options within the meaning of Section 422 of the Code become exercisable for the first time by a participant in any calendar year may not exceed $100,000. Any Incentive Options in excess of this amount will be treated as Non-Statutory Options.

STOCK APPRECIATION RIGHTS. A Stock Appreciation Right is a right to receive a payment from the Company in the form of shares or cash or a combination of both (as determined by the Committee), equal to the difference between the fair market value of one or more shares of Common Stock and the exercise price of such shares under the terms of the Stock Appreciation Right. The exercise price of a Stock Appreciation Right will be determined by the Committee, but may not be less than the fair market value of the Common Stock on the date of grant. Stock Appreciation Rights become exercisable at such times and in such installments as may be determined by the Committee, except that Stock Appreciation Rights may not become exercisable prior to six months from their date of grant and may not be exercisable after 10 years from their date of grant.

RESTRICTED STOCK AWARDS. A Restricted Stock Award is an award of Common Stock that vests at such times and in such installments as may be determined by the Committee and, until it vests, is subject to restrictions on transferability and to the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of Restricted Stock Awards as it deems appropriate, including that the participant remain in the continuous employ or service of the Company for a certain period or that the participant or the Company satisfy certain performance goals or criteria. No Restricted Stock Award may vest prior to six months from its date of grant.

Unless the Committee determines otherwise, any dividends or distributions (including regular quarterly dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. In addition, the Committee may require that regular quarterly cash dividends be reinvested in shares of Common Stock.

STOCK BONUSES. A Stock Bonus is an award of Common Stock that is not subject to risk of forfeiture. A Stock Bonus may be granted without any restrictions, or the Common Stock covered by the Award may be made subject to restrictions on transferability.

PERFORMANCE UNITS. A Performance Unit is a right to receive a payment from the Company, in the form of shares or cash or a combination of both (as determined by the Committee), upon the achievement of established performance goals. A Performance Unit will vest at such times and in such installments as may be determined by the Committee. The Committee may impose such restrictions or conditions to the vesting of Performance Units as it deems appropriate, including that the participant remains in the continuous employ or service of the Company for a certain period or that the participant or the Company satisfy certain performance goals or criteria.

CHANGE IN CONTROL. See "Executive Compensation--Change in Control Arrangements", below in this Proxy Statement, for a discussion regarding the effect of a "change in control" on Incentive Awards granted under the 1998 Plan.

EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE. In the event a participant's employment or other service with the Company is terminated by reason of death, disability or retirement, (i) all outstanding Options and Stock Appreciation Rights will remain exercisable to the extent then exercisable for a period of one year after such termination (three months in the case of retirement), but in no event after their original expiration date, (ii) all Restricted Stock Awards then held by the participant will become fully vested and nonforfeitable, and
(iii) all Performance Units and Stock Bonuses then held by the participant will vest or continue to vest according to their original terms.

In the event a participant's employment or other service with the Company is terminated for any other reason, (ii) all outstanding Options and Stock Appreciation Rights will immediately terminate without notice, (ii) all Restricted Stock Awards that have not vested as of such termination will be terminated and forfeited, and (iii) all Performance Units and Stock Bonuses then held by the participant will vest or continue to vest according to their original terms; provided, however, that if such termination is due to any reason other than the voluntary termination by the participant or termination by the Company for cause, all Options and Stock Appreciation Rights will remain exercisable for three months to the extent then exercisable.

The Company may, in its discretion, modify these post-termination provisions, provided that no Incentive Award may become exercisable or vest prior to six months from its date of grant and no Option or Stock Appreciation Rights may remain exercisable beyond its expiration date.

FEDERAL INCOME TAX CONSEQUENCES

The following general description of federal income tax consequences is based on current statutes, regulations and interpretations. This description is not intended to address specific tax consequences applicable to an individual participant who receives an Incentive Award and does not address special rules that may be applicable to directors, officers and greater-than-10% stockholders of the Company.

OPTIONS. There will not be any federal income tax consequences to either the participant or the Company as a result of the grant to a participant of an Option under the 1998 Plan. The exercise by a participant of an Incentive Option will also not result in any federal income tax consequences to the Company or the participant, except that an amount equal to the excess fair market value of the shares acquired upon exercise of the Incentive Option, determined at the time of exercise, over the consideration paid for the shares by the participant will be a tax preference item for purposes of the alternative minimum tax. Upon the exercise of a Non-Statutory Option, a participant will recognize ordinary income on the date of exercise in an amount equal to the difference between the fair market value of the shares purchased and the consideration paid for the shares. In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of a Non-Statutory Option for any amounts includable in the taxable income of a participant as ordinary income.

If a participant disposes of the shares acquired upon exercise of an Incentive Option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Option was granted, or within one year after the participant exercised the Incentive Option and the shares were transferred to the participant, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of the shares and (ii) the option price at which the participant acquired the shares. The Company is not entitled to any compensation expense deduction under these circumstances.

If the participant does not satisfy both of the above holding period requirements, then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of the fair market value of the shares at the time of exercise of the Incentive Option or the amount realized on the disposition of the shares (if the disposition is the result of a sale or exchange to one other than a related taxpayer) exceeds the option price for the shares. The Company will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of a participant. The remainder of the gain or loss recognized on the disposition, if any, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

STOCK APPRECIATION RIGHTS. A participant who receives a Stock Appreciation Right will not recognize any taxable income at the time of grant. Upon exercise of a Stock Appreciation Right, the participant will realize ordinary income in an amount equal to the cash and fair market value of any shares of Common Stock received by the participant. The Company will receive a corresponding tax deduction for any amounts includable by the participant as ordinary income.

RESTRICTED STOCK AWARDS AND STOCK BONUSES. With respect to shares issued pursuant to a Restricted Stock Award that are not subject to risk of forfeiture or with respect to Stock Bonuses, a participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received in the date of receipt. With respect to shares that are subject to a risk of forfeiture, a participant may file an election under Section 83(b) of the Code within 30 days after the receipt to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). If a Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares issued in connection with the Restricted Stock Award lapse. The Company will receive a corresponding tax deduction for any amounts includable by the participant as ordinary income.

A participant who does not make a Section 83(b) election within 30 days of a Restricted Stock Award that is subject to a risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares freed of restrictions. The Company will receive a corresponding tax deduction for any amounts includable by the participant as ordinary income.

PERFORMANCE UNITS. A participant who receives a Performance Unit will not recognize any taxable income at the time of grant. Upon settlement of the Performance Unit, the participant will realize ordinary income in an amount equal to the cash and fair market value of any shares of Common Stock received by the participant. The Company will receive a corresponding tax deduction for any amounts includable by the participant as ordinary income.

EXCISE TAX ON PARACHUTE PAYMENTS. The Code imposes a 20% excise tax on the recipient of "excess parachute payments," as defined in the Code, and denies tax deductibility to the Company for such excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, shareholders or highly compensated employees, which payments are contingent upon a change in control of a company. Acceleration of the vesting of Incentive Awards upon a change in control of the Company may constitute parachute payments and, in certain cases, "excess parachute payments." The 1998 Plan limits the acceleration of such vesting to avoid excess parachute payments unless the participant is subject to a separate agreement with the Company which specifically provides that excess parachute payments attributable to accelerated vesting will not reduce other payments from the Company.

SECTION 162(m). Under Section 162(m) of the Code, the deductibility of certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies is limited to $1,000,000. Compensation for this purpose generally includes any items of compensation expense described above in connection with Incentive Awards under the 1998 Plan. However, certain types of compensation are excepted from this limit, including compensation that qualifies as "performance-based compensation." Under Section 162(m), any compensation expense resulting from the exercise of Options or Stock Appreciation Rights under the 1998 Plan with exercise prices equal to (or greater than) the fair market value of the Common Stock on the date of grant should qualify as "performance-based compensation" excepted from the limit of Section 162(m). However, compensation expense in connection with any other Incentive Awards under the 1998 Plan would be subject to this limit.

RECOMMENDATION OF THE BOARD

The Board recommends a vote FOR approval of the amendment to the 1998 Plan. The affirmative vote of the holders of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting, assuming a quorum is present, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR approval of such proposed amendments.


                     PROPOSAL TO APPROVE A CERTAIN AMENDMENT
                    TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN

PROPOSED AMENDMENT

In March 2001, the Board approved, subject to stockholder approval, a certain amendment to the Company's 1994 Employee Stock Purchase Plan (the "1994 ESPP"), and directed that this amendment be submitted to the Company's stockholders for their approval. The 1994 ESPP was originally approved by the stockholders on May 20, 1994.

The change to the 1994 ESPP to be made by the proposed amendment is a 250,000 share increase in the number of shares of Common Stock that may be issued under the 1994 ESPP to 500,000 shares.

PURPOSE OF THE PROPOSED AMENDMENT

The Company believes that providing an opportunity for employees to purchase the Company's Common Stock under the 1994 ESPP on favorable terms through payroll deductions is an important element in the overall success of the Company. In general, the Board believes that equity-based incentives align the interests of the Company's management and employees with those of the Company's stockholders. In addition, allowing employee purchases of the Company's common stock under the 1994 ESPP is an important strategy for attracting and retaining the type of high-quality employees the Board believes necessary for the Company to achieve its goals.

SUMMARY OF THE 1994 ESPP

A general description of the basic features of the 1994 ESPP is outlined below. Unless otherwise indicated, the following summary of the principal provisions of the 1994 ESPP assumes the approval of the foregoing proposed amendment to the 1994 ESPP. This summary is qualified in its entirety by reference to the full text of the 1994 ESPP, as amended, a copy of which may be obtained from the Company at the address set forth at the beginning of this Proxy Statement.

Under the 1994 ESPP, the Company conducts a series of offerings of its Common Stock, each continuing for one year beginning on April 1 of each year (the "Offering Date") and ending on March 31 of each year (the "Termination Date"). On each Offering Date, each eligible Participant (as described below) who participates in the 1994 ESPP is granted an option to purchase, subject to certain limitations as more fully described in the 1994 ESPP, as many full shares of Common Stock as can be purchased with the amounts deducted from the applicable Participant's pay.

ADMINISTRATION. The 1994 ESPP shall be administered by a committee appointed by the Board consisting solely of not less than two members of the Board who are disinterested persons and outside directors. The 1994 ESPP vests broad powers in the Committee to administer and interpret the 1994 ESPP.

STOCK SUBJECT TO THE 1994 ESPP. Prior to the proposed amendment of the 1994 ESPP described in this Proxy Statement, there were authorized for issuance under the 1994 ESPP 250,000 shares of Common Stock. The amendment to the 1994 ESPP proposed hereby would increase the number of shares authorized under the 1994 Plan from 250,000 to 500,000 shares. As of March 29, 2001, 211,645 shares of Common Stock had been issued upon the exercise of options granted under the 1994 ESPP and 38,355 shares remained available under the 1994 ESPP. Assuming approval of an increase of 250,000 shares to the 1998 Plan, 288,355 shares would be available for future grant.

PARTICIPANTS. All employees, including officers, employed by the Company, are eligible to participate in the 1994 ESPP, other than any person whose customary employment with the Company is temporary or less that 20 hours per week.. On March 29, 2001, there were approximately 115 full-time employees of the Company eligible to participate in the 1994 ESPP and 8 employees actually participating.

PAYROLL DEDUCTIONS. A Participant elects to have payroll deductions made on each payday during the time he or she is a Participant in the 1994 ESPP at a rate equal to a whole percentage from 1% to 10% (rounded to the nearest whole dollar) of the compensation which he or she would have received on the payday. Participants are permitted to decrease the rate of the Participant's payroll deductions once during each year, however, the rate of payroll deductions may not be increased during any Offering period. A Participant may discontinue participation in the 1994 ESPP as described below under the heading "Withdrawal and Termination of Employment."

The funds accumulated through a Participant's payroll deductions under the 1994 ESPP are held by the Company in an account established under the 1994 ESPP for the Participant. These funds are held by the Company as part of its general assets, usable for any corporate purpose, and the Company is not obligated to keep these funds separate from its other corporate funds. Therefore, claims are subject to the general creditors of the Company. Participants will not receive any interest from the Company for the funds accumulated from their payroll deductions under the Plan.

PURCHASE OF SHARES. On each Offering date, each Participant is granted, by operation of the Plan, an Option to purchase the number of full shares of the Company's Common Stock that he or she will be able to purchase with the payroll deductions accumulated during his or her participation in the Offering beginning on such Offering date. Unless a Participant withdraws from the Plan, the Participant's Option for the purchase of shares will be exercised automatically on the Termination Date of such Offering for the purchase of the number of full shares of Common Stock that the accumulated payroll deductions on the Termination Date will purchase at the applicable price, defined below. Any cash remaining in a Participant's account under the 1994 ESPP after a purchase by the Participant of shares at the termination of each Offering Period that is insufficient to purchase a full share of Common Stock will be returned to the Participant following the Offering.

The per-share purchase price of the shares offered in a given Offering is the lower of 85% of the fair market value of a share of the Common Stock of the Company on the Offering Date or Termination Date of the Offering. Fair market value of the Common Stock is the average of the high and low sale prices of the Common Stock, as reported by the NASDAQ SmallCap Market System, on the applicable date.

None of the rights or privileges of a stockholder of the Company will exist with respect to shares purchased under this 1994 ESPP unless and until certificates representing such full shares will have been issued and delivered.

NON-TRANSFERABILITY OF OPTIONS AND STOCK. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an Option to receive shares of Common Stock under the 1994 ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds as described under the heading "Withdrawal and Termination of Employment" below.

WITHDRAWAL AND TERMINATION OF EMPLOYMENT.
Withdrawal. A Participant may terminate participation in the 1994 ESPP and withdraw all, but not less than all, of the payroll deductions credited to the Participant's account under the 1994 ESPP (without interest) at any time prior to the Termination Date of an Offering, for such Offering, by giving written notice to the Company. Such notice shall state that the Participant wishes to terminate his or her involvement in the Plan, specify a termination date and request the withdrawal of all of the Participant's payroll deductions held under the 1994 ESPP. All of the Participant's payroll deductions credited to the Participant's account will be paid to such Participant as soon as practicable after the termination date specified in the notice. After receipt of notice of withdrawal, the Option for the current Offering will automatically be canceled and no further payroll deductions for the purchase of shares will be made for such Offering or for any subsequent Offering unless a new Participation Form is filed. A Participant's withdrawal from an Offering will not have any effect upon the Participant's eligibility to participate in a subsequent Offering, except that a Participant who is an executive officer, director or greater-than-l0% stockholder may not participate in the Plan for at least six months after the effective date of such termination and withdrawal unless otherwise permitted by the Committee in its sole discretion.

Termination of Employment. Upon termination of the Participant's employment prior to the Termination Date of an Offering for any reason, including retirement or death, the payroll deductions credited to such Participant's account will be returned to such participant or, in the case of the Participant's death, to such Participant's designated beneficiary or estate, and the Participant's Option will be automatically canceled.

FEDERAL INCOME TAX CONSEQUENCES

The discussion below is a summary of the federal income tax consequences that a Participant may incur in connection with participation in the 1994 ESPP. This summary does not address foreign, state or local income tax consequences. Moreover, this summary does not address the tax consequences that may occur with respect to those Participants who are subject to Section 16(b) of the Exchange Act (i.e., certain corporate insiders). Because this discussion is based upon current statutes, regulations and interpretations, the application of which to any specific Participant may vary, Participants are encouraged to consult their own tax advisors.

The 1994 ESPP is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. If the 1994 ESPP so qualifies, the amount withheld from a Participant's compensation under the Plan will constitute ordinary income for federal income tax purposes in the year in which such amounts would otherwise have been paid to the Participant. However, a Participant will generally not recognize any income for federal income tax purposes either on the grant of an Option or upon the issuance of any shares of Common Stock under the 1994 ESPP.

The federal income tax consequences incurred upon disposition of shares of Common Stock acquired under the 1994 ESPP depend upon how long a Participant holds the shares. If a Participant disposes of shares acquired under the 1994 ESPP (other than a transfer by reason of death) within a period of two years from the Offering Date of the Offering in which the shares were acquired, an amount equal to the difference between what the Participant paid for such Common Stock and the fair market value of the shares on the date of disposition of such shares will be treated as ordinary income for federal income tax purposes in the taxable year in which the disposition takes place. Such amount may be subject to wage withholding. If a Participant disposes of any shares acquired under the 1994 ESPP more than two years after the Offering Date of the Offering in which such shares were acquired (or if no disposition has occurred by the time of Participant's death) an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition (or death) over the purchase price, or (b) the excess of the fair market value of the shares on the Offering Date of the Offering in which the shares were acquired over the purchase price will be recognized as ordinary income and may be subject to wage withholding. With respect to a disposition of such shares, any remaining gain on such disposition will be taxed as long-term capital gain. With respect to a transfer of such shares upon death, any remaining gain or loss will not be recognized. However, a subsequent sale or exchange of such shares by a Participant's estate or the person receiving such shares by reason of the Participant's death may result in capital gain or loss.

No income tax deduction ordinarily is allowed to the Company with respect to the grant of any Option, the issuance of any shares of Common Stock under the 1994 ESPP or the disposition of any shares acquired under the 1994 ESPP and held for two years. However, if a Participant disposes of shares purchased under the 1994 ESPP within two years after the Offering Date of the Offering in which the shares were acquired, the Company will receive an income tax deduction in the year of such disposition in an amount equal to the amount constituting ordinary income to the Participant, provided that the Company complies with the applicable wage withholding requirements.

RECOMMENDATION OF THE BOARD

The Board recommends a vote FOR approval of the amendment to the 1994 ESPP. The affirmative vote of the holders of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting, assuming a quorum is present, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR approval of such proposed amendment.


                          COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total return during the period January 1, 1996 to December 31, 2000 for the Company's Common Stock, the Nasdaq - U.S. Index and the Nasdaq - Computer Manufacturer Stock Index. This graph assumes the investment on January 1, 1996 of approximately $100 in the Company's Common Stock and the stock in the companies presented in the Nasdaq - U.S. Index and the Nasdaq - Computer Manufacturer Stock Index on January 1, 1996 and the reinvestment of all dividends.

                                [GRAPH OMITTED]


               NASDAQ              NASDAQ         TRICORD
               STOCK              COMPUTER        SYSTEMS,
             MARKET - US        MANUFACTURERS       INC.
             -----------        -------------     --------
12/31/95       100.000             100.000        100.000
3/31/96        104.683             103.048        137.500
6/30/96        113.208             115.795        150.000
9/30/96        117.256             127.646         89.567
12/31/96       123.036             133.889         50.000
3/31/97        116.356             112.503         20.833
6/30/97        137.679             145.295         41.667
9/30/97        160.962             182.234         33.333
12/31/97       150.693             161.787         16.667
3/31/98        176.360             199.173         36.467
6/30/98        181.227             236.130         37.500
9/30/98        163.533             258.961         16.667
12/31/98       212.509             351.886         75.000
3/31/99        238.327             396.226         84.367
6/30/99        260.713             440.889        118.767
9/30/99        265.954             500.859        116.667
12/31/99       394.921             746.280        162.500
3/31/00        443.225             934.906        318.767
6/30/00        385.350             811.180        602.100
9/29/00        354.572             827.873        497.933
12/29/00       237.610             420.460        277.100


                             EXECUTIVE COMPENSATION

The following table provides summary information concerning cash and non-cash compensation paid to or earned by the Company's President and Chief Executive Officer, former Co-Chief Executive Officers, and the four most highly paid executive officers of the Company, all of whom received or earned cash and non-cash salary and bonus of more than $100,000 for the fiscal year ended December 31, 2000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                   ANNUAL COMPENSATION                COMPENSATION
                                                   -------------------                ------------
                                                                                         AWARDS
                                                                                         ------
                                                                         RESTRICTED    SECURITIES
NAME AND PRINCIPAL                                       OTHER ANNUAL      STOCK       UNDERLYING       ALL OTHER
-------------------
POSITION                    YEAR    SALARY     BONUS     COMPENSATION      AWARDS        OPTIONS       COMPENSATION
--------                    ----    ------     -----     ------------      ------        -------       ------------
                                     (1)        (2)          (3)                                           (4)
Joan M Wrabetz (5)          2000    $166,667   $40,000        $    --      $    --         700,000           $1,000
  President and Chief       1999          --        --             --           --              --               --
  Executive Officer         1998          --        --             --           --              --               --

John J. Mitcham (6)         2000     240,000        --        153,500           --              --            1,000
   Former Co-Chief          1999     240,000        --          3,500           --              --            1,000
   Executive Officer        1998     240,000        --        186,502           --         400,000            1,000

Joseph R. Canion (7)        2000          --        --             --           --              --               --
   Former Co-Chief          1999          --        --             --           --              --               --
   Executive Officer        1998          --        --             --           --              --               --

Dennis J. Cindrich (5)      2000      88,542    38,365             --           --         230,000            1,000
   Vice President,          1999          --        --             --           --              --               --
   Sales                    1998          --        --             --           --              --               --

Gregory A. Dahl (5)         2000     119,904    10,000             --           --         270,000            1,000
   Vice President,          1999          --        --             --           --              --               --
   Marketing and            1998          --        --             --           --              --               --
   Business
   Development

Alexander H. Frey           2000     160,000    10,000             --           --         120,000            1,000
   Chief Technology         1999     160,000        --             --           --              --            1,000
   Officer                  1998     122,500    25,000            150    75,000(8)         250,000            1,000

Charles E. Pearsall         2000     150,000    15,000             --           --          60,000            1,000
   Vice President,          1999     150,000        --             --           --              --            1,000
   Operations               1998     115,833    30,000             --           --         190,000            1,000

------------

(1) The following Named Executive Officers elected to receive a portion of their 1998 fourth quarter salary in the form of Common Stock at the closing price on the day such salary was due: Mr. Mitcham ($60,000; 78,556 shares); Mr. Frey ($4,500; 5,892 shares); and Mr. Pearsall ($3,600; 4,714 shares).

(2) Bonuses for services rendered have been included as compensation for the year earned, even though such bonuses may have actually been paid in the following year. For bonuses earned in 1998, the following Named Executive Officers elected to receive their 1998 bonuses in the form of Common Stock at the closing price on January 29, 1999, the day prior to the date of Board approval of such bonuses: Mr. Frey ($25,000; 7,547 shares) and Mr. Pearsall ($30,000; 9,056 shares).

(3) "Other Annual Compensation" consists of the following: For 2000, one-time payment of $150,000 paid on January 15, 2001 and refund of life insurance premiums of $3,500 for Mr. Mitcham; For 1999, refund of life insurance premiums for Mr. Mitcham; For 1998 relocation assistance and refund of life insurance premiums for Mr. Mitcham, which Mr. Mitcham elected to receive in the form of Common Stock at the closing price on the day the Board approved such payments (relocation assistance, $172,502; 230,003 shares at $0.75 per share, and refund of life insurance premiums, $14,000; 14,451 shares at $0.97 per share); and a recognition award to Mr. Frey.

(4) "All Other Compensation" consists of the Company's matching contribution to the employees' accounts in the Company's 401k Retirement Plan.

(5) Ms. Wrabetz and Messrs. Cindrich and Dahl were not employed by the Company in 1998 or 1999.

(6) Mr. Mitcham resigned as Co-Chief Executive Officer of the Company in November 2000, but remained an employee (see Mitcham Employment Agreement).

(7) Mr. Canion resigned as Co-Chief Executive Officer of the Company in November 2000 and Mr. Canion did not receive compensation in 2000, 1999 or 1998.

(8) Effective November 3, 1998, the Company granted to Mr. Frey a restricted stock award consisting of 150,000 shares of Common Stock that are restricted and subject to forfeiture in satisfaction of certain contingent obligations of the Company. Such award is valued for purposes of the above table based on the closing price of the Common Stock on the date of grant, which was $0.50 per share. The restrictions on these shares lapsed with respect to 75,000 shares on December 1, 1999 and with respect to the remaining 75,000 shares on December 1, 2000. As of December 31, 2000, the value of these shares based on the closing price of the Company's common stock as of December 29, 2000 was $1,246,875.

OPTIONS

The following tables provide certain information regarding option grants and exercises during 2000 to or by the executive officers named in the Summary Compensation Table above and the number and value of the options held by such persons at the end of 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS (1)
                          ------------------------------------------------------------

                                                                                        POTENTIAL REALIZABLE VALUE
                           NUMBER OF      % OF TOTAL                                      AT ASSUMED ANNUAL RATES
                           SECURITIES      OPTIONS                                             OF STOCK PRICE
                           UNDERLYING     GRANTED TO                                          APPRECIATION FOR
                            OPTIONS      EMPLOYEES IN    EXERCISE OR     EXPIRATION            OPTION TERM (2)
                                                                                               ---------------
          NAME              GRANTED          2000         BASE PRICE        DATE               5%           10%
          ----              -------          ----         ----------        ----               ---          ---
Joan M. Wrabetz              700,000        12.96%          $14.00         3/1/10          $6,163,167   $15,618,676

John J. Mitcham                   --           --               --            --                   --            --

Joseph R. Canion                  --           --               --            --                   --            --

Dennis J. Cindrich           185,000         3.42%            5.81        4/17/10             676,316     1,713,919
Dennis J. Cindrich            25,000         0.46%           17.00        7/24/10             267,280       677,341
Dennis J. Cindrich            20,000         0.37%            7.50        12/1/10              94,334       239,061

Gregory A. Dahl              250,000         4.63%           12.69        3/13/10           1,994,854     5,055,351
Gregory A. Dahl               20,000         0.37%            7.50        12/1/10              94,334       239,601

Alexander H. Frey            100,000         1.85%            4.63        1/13/10             290,864       737,106
Alexander H. Frey             20,000         0.37%            7.50        12/1/10              70,751       179,296

Charles E. Pearsall           35,000         0.65%            4.63        1/13/10             101,802       257,987
Charles E. Pearsall           25,000         0.46%            7.50        12/1/10             117,918       298,827

-----------

(1) All of the options granted to executives were granted under the 1998 Plan, except for options for 200,000 shares granted to Ms. Wrabetz which are not under the 1998 Plan (the "Non-Plan Options"). Options under the 1998 Plan and Non-Plan Options become exercisable so long as executives remain in the employ of the Company and such options have not expired. To the extent not already exercisable, options under the 1998 Plan and Non-Plan Options become immediately exercisable in full upon certain changes in control of the Company and remain exercisable for the remainder of their terms. See "Change in Control Arrangements." Options under the 1998 Plan generally become exercisable with respect to 25% of the shares 12 months after grant date and one forty-eighth (1/48th) of the shares each month thereafter. Non-Plan Options became exercisable in six equal monthly installments commencing one month following the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not necessarily be achieved.


               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS AT END OF
                                                              AT END OF 2000                      2000 (1)
                                                              --------------                      --------

                           SHARES
                         ACQUIRED ON       VALUE
         NAME           EXERCISE (2)   REALIZED (3)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
         ----           ------------   -----------     -----------     -------------    -----------     -------------
Joan M. Wrabetz                 --        $     --        215,000           485,000       $       --      $       --
John J. Mitcham            100,000         837,500        316,369           150,000        2,505,274       1,205,100
Joseph R. Canion                --              --             --                --               --              --
Dennis J. Cindrich              --              --             --           230,000               --         556,045
Gregory A. Dahl                 --              --             --           270,000               --          23,800
Alexander H. Frey               --              --        359,004           300,996        2,843,443       1,880,097
Charles E. Pearsall         10,000          51,130        226,750           173,750        1,790,076       1,084,319

-----------

 (1) Value calculated as the excess of the market value of the Common Stock at December 31, 2000 ($8.69) over the exercise price per share. The market value of the Common Stock at December 31, 2000 represents the average of the high and low sales price as reported on the Nasdaq SmallCap Market System. Options are in-the-money if the market price of the shares exceeds the option exercise price. As of December 31, 2000, the following options were in-the-money: Mr. Mitcham, 566,369 shares; Mr. Cindrich, 205,000 shares; Mr. Dahl, 20,000 shares; Mr. Frey, 840,000 shares and Mr. Pearsall, 400,500 shares.

(2) The exercise price may be paid in cash or, in the Compensation Committee's discretion, by delivery of a promissory note or shares of Common Stock valued at the fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus applicable withholding taxes.

(3) Value calculated as the excess of the market value at the date of exercise over the option exercise price.

CHANGE IN CONTROL ARRANGEMENTS

Under the Company's option plans, in the event a "change in control" of the Company occurs, all outstanding options held by a participant for at least six months will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary. A "change in control" for purposes of the Company's option plans will generally occur upon the following events: (a) the sale or other transfer of substantially all of the assets of the Company; (b) the liquidation or dissolution of the Company; (c) a merger or consolidation involving the Company if 70% or less of the voting stock of the surviving company is held by persons who were stockholders of the Company immediately before the merger or consolidation; (d) any person becomes the beneficial owner of 30% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; (e) the "continuity directors" (directors as of the date the applicable plan was adopted and additional directors nominated or elected by the "continuity directors") of the Company cease to constitute at least a majority of the Board; or (f) any change of control that is required to be reported under
Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "Exchange
Act").

In addition to the change in control provisions under its option plans and under certain executive employment agreements, the Company also has a change in control agreement with Mr. Pearsall. Pursuant to this agreement, if Mr. Pearsall is terminated within 12 months after a change in control, as defined in his agreement, or as a condition of or related to a change in control, the Company agrees to make a lump-sum cash payment to Mr. Pearsall equal to 18 months of current base salary plus one and one-half times his target annual bonus for the year during which termination occurs. Ms. Wrabetz, Mr. Mitcham, Mr. Cindrich and Mr. Dahl each have a change in control provision in their employment agreements (see Wrabetz Employment Agreement, Mitcham Employment Agreement and Other Executive Officer Employment Agreements).

The change in control provisions of the Company's option plans, as well as the change in control agreements and certain change in control provisions with certain executive officers, are designed to attract and retain valued employees of the Company and to ensure that the performance of these employees is not undermined by the possibility, threat or occurrence of a change in control. While these measures were not adopted to deter takeovers, they may have an incidental anti-takeover effect by making it more expensive for a bidder to acquire control of the Company.

WRABETZ EMPLOYMENT AGREEMENT

Pursuant to the terms of an employment agreement, dated as of March 1, 2000, Ms. Wrabetz was paid an initial annual base salary of $200,000. In addition to base salary, the employment agreement provided for the grant to Ms. Wrabetz of certain options to purchase 700,000 shares Common Stock. Upon promotion to the position of Chief Executive Officer in November 2000, Ms. Wrabetz's annual base salary for 2001 was increased to $250,000. Ms. Wrabetz is also entitled to customary benefits.

If the Company terminates Ms. Wrabetz's employment other than for cause or if Ms. Wrabetz terminates her employment following a significant reduction in her responsibilities, Ms. Wrabetz will receive (i) a lump sum cash payment equal to 12 months of her then current base salary, (ii) acceleration of the exercisability of options that have been held at least six months from the date of grant and that would have become exercisable during the 12-month period following her termination, and (iii) a 90-day post termination period within which to exercise options that are exercisable as of her termination (including options becoming exercisable pursuant to the acceleration described above).

If a Change in Control of the Company occurs (as defined in the 1998 Plan) and Ms. Wrabetz's employment is terminated for any reason (other than by the Company for cause) within 24 months following such a Change in Control, her options will become exercisable in full and will remain exercisable for the remainder of their terms.

MITCHAM EMPLOYMENT AGREEMENT

Mr. Mitcham resigned as Co-Chief Executive Officer of the Company on November 8, 2000. Pursuant to the terms of an employment agreement dated November 8, 2000, Mr. Mitcham will continue as an employee of the Company to assist in certain transition matters and to provide strategic advice to the current Chief Executive Officer, Ms. Wrabetz, and to the Board. The employment agreement terminates on January 31, 2003, subject to certain earlier termination provisions. Mr. Mitcham is paid an annual base salary of $150,000 and received a one-time payment of $150,000 paid on January 15, 2001. Mr. Mitcham is also entitled to customary benefits.

If Mr. Mitcham's employment with the Company is terminated for any reason other than voluntary termination by Mr. Mitcham, Mr. Mitcham will receive (i) a lump sum cash payment of his base salary through the end of the original term of the employment agreement, and (ii) all stock options held by Mr. Mitcham will become immediately exercisable in full and will remain exercisable for 90 days following termination.

OTHER EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

The Company and Messrs. Cindrich and Dahl have employment agreements in place that include the following terms: (i) if employment is terminated without "cause" (as such term is defined in the 1998 Plan), lump-sum cash payments will be made equal to six months of current base salary; and (ii) if employment is terminated within 24 months following a change in control (as defined in the 1998 Plan), as a result of death, disability termination by the Company without cause (as defined in the 1998 Plan) or resignation for good reason, any options held for at least six months from date of grant will become immediately exercisable in full and will remain exercisable for the remainder of the option term. Good reason is defined in the employment agreements as a significant reduction or reassignment of responsibilities, a reduction in base salary or a requirement to be based more than a certain number of miles from where the office is located prior to a change in control.


                             AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of Company's previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the following report will not be deemed to be incorporated by reference into any such filing.

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

The Audit Committee consists of Messrs. Almog, Dillon and Lucas, each of whom is a member of our Board of Directors and qualifies as "independent" as defined under the National Associations of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by our Board of Directors which is included in this proxy statement as Appendix A.

The primary function of the Audit Committee is to provide assistance to the Board in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the Company's financial statements and financial reporting process, the systems of internal and accounting control, the internal audit function (if any), the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. The Audit Committee's primary duties and responsibilities are to:

         - oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board;

         - investigate any matter brought to the Audit Committee's attention, including the power to retain outside counsel or other experts;

         - evaluate the audit efforts of the Company's independent accountants and internal audit function, if any;

         - review and discuss the Company's interim financial statements with the Company's management and the independent accountants prior to release to public of quarterly results;

         - discuss with the Company's management, independent accountants and internal auditors, if any, the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical programs; and

         - maintain free and open communications between the Committee, the independent auditors, the internal auditors, if any, and management of the Company.

         - Review of the Company's Audited Financial Statements for the Fiscal Year ended December 31, 2000.

The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2000 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with them.

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to our Board of Directors that the Company's audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC.

                                                    Audit Committee

                                                    Donald L, Lucas, Chairman
                                                    Yuval Almog
                                                    Tom R. Dillon


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Almog and Mr. Lucas served as members of the Compensation Committee of the Board of Directors during 2000. On December 15, 1998, Mr. Lucas, through a trust with respect to which he is deemed the beneficial owner, participated in the 1998 Private Placement by the Company. Mr. Lucas purchased a total of 75,000 shares of Common Stock at a price of $1.00 per share and received warrants to purchase an additional 75,000 shares of Common Stock at an exercise price of $3.50 per share. Mr. Lucas exercised warrants totaling 37,500 shares in February 2000. The remaining warrants are exercisable until December 15, 2003.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company during, or with respect to, the period ended December 31, 2000, and based on representations by such persons, all of the Company's executive officers, directors, and greater-than-10% stockholders complied with all Section 16(a) filing requirements.


                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Board has selected PricewaterhouseCoopers LLP as its independent accountants for its fiscal year ending December 31, 2001. Representatives of PricewaterhouseCoopers LLP, the successor to Coopers & Lybrand L.L.P. and which together have served as the Company's independent accountants since incorporation, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

AUDIT FEES
Audit fees billed or expected to be billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company's financial statements for the fiscal year ended December 31, 2000 and for reviews of the Company's financial statements included in the quarterly reports on Form 10-Q for last fiscal year totaled approximately $55,000.

ALL OTHER FEES
Fees billed or expected to be billed to the Company by PricewaterhouseCoopers LLP for all other non-audit services provided during the last fiscal year totaled approximately $16,000.


                      PROPOSALS FOR THE NEXT ANNUAL MEETING

Stockholder proposals intended to be presented in the proxy material relating to the next Annual Meeting of Stockholders must be received by the Company on or before December 15, 2001.

A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in the Company's proxy statement must notify the Company by March 1, 2002. If a stockholder fails to provide notice by this date, then the persons named as proxies in the proxies solicited by the Company for the next Annual Meeting will have discretionary authority to vote on the proposal.


                                 OTHER BUSINESS

The Company knows of no other matters that will be presented at this year's Annual Meeting of Stockholders. If any other matter properly arises at the meeting, it is intended that the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxies.

                                  ANNUAL REPORT

A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2000 accompanies this Notice of Annual Meeting and Proxy Statement. The Annual Report describes the financial condition of the Company as of December 31, 2000.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2000 TO EACH PERSON WHO IS A STOCKHOLDER OF THE COMPANY AS OF MARCH 29, 2001, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT ON FORM 10-K. SUCH REQUESTS SHOULD BE SENT TO: TRICORD SYSTEMS, INC., 2905 NORTHWEST BOULEVARD, SUITE 20, PLYMOUTH, MINNESOTA 55441, ATTENTION: INVESTOR RELATIONS.



                                    BY ORDER OF THE BOARD OF DIRECTORS,

                                    /s/ Steven E. Opdahl

                                    Steven E. Opdahl
                                    Secretary

April 6, 2001
Plymouth, Minnesota

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER
                              TRICORD SYSTEMS, INC.


ORGANIZATION
There shall be a committee of the Board of Directors (the "Board") of Tricord Systems, Inc. (the "Company") known as the audit committee (the "Committee"). This charter shall govern the operations of the Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board.

STATEMENT OF POLICY
The Committee shall provide assistance to the Board in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditors, the internal auditors, if any, and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

COMPOSITION AND QUALIFICATIONS
The members of the Committee shall be appointed by the Board and shall consist of at least three directors. Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement or shall become able to do so within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the member's financial sophistication. All Committee members shall be "independent directors" as defined in Nasdaq Stock Market Rule 4200(a)(14), as it may be amended from time to time.

RESPONSIBILITIES AND PROCESSES
The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. It is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, resolve disagreements between management and the independent auditors or assure compliance with laws and regulations and the Company's corporate policies. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to react more effectively to changing conditions and circumstances. The Committee shall take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide, with the understanding that the Committee may supplement them as appropriate.

- The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company's stockholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to stockholders' approval.

- The Committee shall discuss with the independent auditors and the internal auditors, if any, the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. In addition, the Committee shall discuss with management, the independent auditors and the internal auditors, if any, the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the independent auditors and the internal auditors, if any, with and without management present, to discuss the results of their examinations.

- The Committee shall review the interim financial statements with management and the independent auditors prior to public release of quarterly results or, if quarterly results are not released, prior to the filing of the Company's Quarterly Report on Form l0-Q. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair or other designated representative of the Committee may represent the entire Committee for the purposes of this review.

- The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Form 10-K), including their judgment about the quality (not just acceptability) of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. In addition, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. Further, the Committee shall indicate to the Board whether the Committee recommends that the audited financial statements be included in the Company's Annual Report on Form 10-K and shall review and approve the report required to be included in the Company's annual proxy statement.

                              TRICORD SYSTEMS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 2001











         TRICORD SYSTEMS, INC.
         2905 NORTHWEST BOULEVARD, SUITE 20
         PLYMOUTH, MINNESOTA 55441                                         PROXY
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRICORD SYSTEMS,
INC.

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 6, 2001, appoints Joan M. Wrabetz and Steven E. Opdahl and each of them, as Proxies, each with power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Tricord Systems, Inc. held of record by the undersigned on March 29, 2001, at the Annual Meeting of Stockholders to be held on May 10, 2001, or any adjournments thereof.




                      (See reverse for voting instructions.)

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     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES IN PROPOSAL 1
                       BELOW AND FOR PROPOSALS 2 and 3

1. Election of directors:       01 Yuval Almog
                                02 Joan M. Wrabetz
                                03 Louis C. Cole

            [ ]  Vote FOR                     [ ]  Vote WITHHELD
                 all nominees                      from all nominees

            (except as indicated below)

(INSTRUCTIONS: TO VOTE AGAINST ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE
 NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.) [    ]


      [DOWN ARROW GRAPHIC]     Please fold here      [DOWN ARROW GRAPHIC]
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

2. Proposal to approve an amendment to the Company's 1998 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 3,000,000 shares to a total of 11,000,000 shares (plus any shares reserved for issuance, but not issued, under the Company's 1995 Stock Incentive Plan).

     [ ]  For                    [ ]  Against                       [ ]  Abstain

3. Proposal to approve an amendment to the Company's 1994 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 250,000 shares to a total of 500,000 shares.

     [ ]  For                    [ ]  Against                       [ ]  Abstain

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3 ABOVE AND TO VOTE FOR THE NOMINEES NAMED IN PROPOSAL 1 ABOVE.

Address Change? Mark Box
Indicate changes below:          [ ]


                                          Date _________________________________


                                    ____________________________________________



                                    ____________________________________________

                                    Signature(s) in Box
                                    Please sign exactly as the name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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